Exhibit 99.1

FOR IMMEDIATE RELEASE

CRAIG PHILIP JOINS THE BOARD OF DIRECTORS

OF ARKANSAS BEST CORPORATION

(Fort Smith, Arkansas, August 22, 2011) — Arkansas Best Corporation (Nasdaq: ABFS) today announced that Craig E. Philip, current Chief Executive Officer of Ingram Barge Company, has been appointed to the Arkansas Best Corporation Board of Directors.  Mr. Philip, 58, assumed his current leadership position with Ingram in 1999 and since that time, Ingram has grown to become the Nation’s largest domestic marine transporter of bulk commodities along the Mississippi River System and the Gulf Intracoastal Waterways.

“We are delighted to have Craig Philip join the Arkansas Best board.  He brings a unique blend of leadership in various modes of transportation, combined with experience in industry marketing and tactical planning,” said Judy R. McReynolds, Arkansas Best President and Chief Executive Officer.  “His practical knowledge and insight will be valuable as we strategically advance Arkansas Best into the future.”

Prior to re-joining Ingram in 1991, Mr. Philip served as Vice President of the Intermodal Division of Southern Pacific Railroad.  Mr. Philip also worked for Ingram Barge from 1982 until 1987 after starting his career with Conrail in 1980.  His career in the marine, rail and intermodal industries spans more than 30 years.  He has held adjunct faculty positions at Princeton University and at Vanderbilt University.  He holds masters and doctorate degrees in engineering from the Massachusetts Institute of Technology and an undergraduate degree in Civil Engineering from Princeton University.

Mr. Philip will be appointed to a board committee at a later date.

Arkansas Best Corporation, headquartered in Fort Smith, Arkansas, is a transportation holding company. ABF Freight System, Inc., Arkansas Best’s largest subsidiary, has been in continuous service since 1923. ABF has evolved from a local less-than-truckload (LTL) motor carrier into a global provider of customizable supply chain solutions.  More information is available at arkbest.com and abf.com.

Contact:	Mr. David Humphrey, Vice President of Investor Relations & Corporate Communications
Telephone: (479) 785-6200

END OF RELEASE